U.S. Federal Court Rules in Favor of Global Gold Against Caldera Resources, Confirming International Arbitral Award on Marjan Gold Mine in Armenia

RYE, N.Y., April 22, 2013 (GLOBE NEWSWIRE) -- Global Gold Corporation (OTCQB:GBGD) is pleased to announce that in a decision signed April 15, 2013 and released on April 17, 2013 United States Federal Judge Kenneth M. Karas of the Southern District of New York ruled for Global Gold on issues concerning the joint venture agreement for the Marjan mining property in southwestern Armenia by confirming the American Arbitration Association award issued March 29, 2012 by retired Justice Herman Cahn which stated that "[t]he property should revert to [Global Gold] within thirty (30) days from the date [of the arbitration award--by April 29, 2012]. Obviously, [Global Gold] may cause the appropriate governmental bodies in Armenia to register the property in [Global Gold's] name." Global Gold had already done so in 2012 following the binding arbitral decision of Justice Cahn and the separate decision by Armenian courts culminating in a final decision effective February 8, 2012 by the Armenian Court of Cassation affirming prior Armenian trial court and court of appeals decisions which ruled that Montreal based Caldera Resources, Inc.'s ("Caldera") registration and assumption of control of the Marjan Mine and Marjan Mining Company, LLC through unilateral charter changes were illegal and that ownership rests fully with Global Gold Mining, LLC (a wholly owned subsidiary of Global Gold Corporation).

"The United States Federal Court decision is at least the fifth major decision in Global's favor in the face of a remarkable record of defamatory and fabricated attacks by Caldera Resources and its principals," said Global Gold's Chairman and CEO, Van Krikorian. "Essentially Caldera and the Mavridis brothers, Vasilios (Bill) and John, without any effective intervention from the company board, carried out a plan of false representations and deception almost from the start in early 2010, submitted misleading documents to Canadian stock exchange officials for approval, illegally registered changes to documents in Armenia at the direction of Bill Mavridis and another Caldera representative (convicted counterfeiter Azat Vartanian), and then tried to get away with a plan to take the Marjan property without respecting the payment or other terms of the joint venture agreement, all of which caused and continues to cause major damage to Global Gold and its employees and operations. We are grateful to our outside counsel, Brian Cousin of the Dentons firm (www.dentons.com) who really was tenacious in exposing securities law violations aspects of Caldera's behavior. The arbitration case will now resume and proceed to the attorneys fees, damages, and other phases as previously reported. Global Gold has selected a mine contractor to start mining at Marjan, the government has issued a fresh license valid until 2033, and we will be reporting on the development of the property as the year progresses."

As the Federal Court decision summarized in its 21 page opinion:

> First, as a condition precedent of the JV Agreement taking effect, Caldera was required to make several payments. (Mar. 29 Order at 5.) Among them was that "Caldera shall . . . issue 500,000 shares to [Global Gold]." (*Id.* (quoting JV Agreement

> ¶ 4.3)) But the arbitrator found this "condition precedent was not fulfilled." (*Id.* at 6.) Rather, while "Caldera offered evidence that a certificate in the amount of 500,000 shares of its stock was created in the name of Global Gold, Caldera admittedly never 'paid' or 'delivered' that certificate to Global Gold." (*Id.* at 6.)
>
> Second, another condition precedent to the execution of the JV Agreement was "the approvals of the TSX Venture Exchange." (*Id.* at 7.) But the arbitrator found that "Caldera never submitted a copy of the actual JV Agreement to the TSX-V until the middle of these arbitration proceedings." (*Id.*) The arbitrator also found that Caldera had submitted to the TSXV the December 19, 2009 letter agreement that "contained materially different terms from the final JV Agreement." (*Id.* at 8.) Thus, the arbitrator found that "the TSX-V never approved the terms of the final JV Agreement." (*Id.* at 9.)
>
> Third, assuming *arguendo* that the JV Agreement went into effect, Caldera was required to obtain the unanimous consent of the members of the Marjan-Caldera Mining Company to take certain actions, including borrowing money. (*Id.* at 14 (citing LLC Agreement ¶ 4.13).) But Caldera took certain covered actions without the consent of at least one of the members of the Company. (*Id.* at 15.)
>
> Fourth, also assuming *arguendo* that the JV Agreement went into effect, Caldera was required to make certain payments required by the agreement. (*Id.*) But the arbitrator found that Caldera never made these payments. (*Id.*)

The Federal Court addressed and rejected each of Caldera's arguments, noting:

> Here, [Caldera] contends that the award should be vacated for a wide variety of legally cognizable reasons—and even some reasons that may not be legally cognizable. Respondent contends that the arbitrator acted in manifest disregard of the law; that the award was "arbitrary and capricious"; that the arbitrator engaged in "misbehavior"; that the arbitrator "exceeded his power and authority"; that the arbitrator conducted unlawful "ex parte communications"; and that the arbitrator breached various rules of the American Arbitration Association ("AAA"). (Resp. Mem. 6–15.) But before discussing why the Court rejects these claims, it must be said that these concerns strike something of a disingenuous note. It was *Respondent [Caldera]*, after all, who came to this same Court roughly two months before the order at issue asking the Court to confirm the arbitrator's January 19, 2012 interim order. At that time, [Caldera] expressed no concerns regarding the propriety of the proceedings or the professional conduct of the arbitrator. Yet, now that [Caldera] does not like the outcome of the Partial Final Award, it asks this Court to believe that, for the entire course of the arbitration proceedings, Justice Cahn was presiding over what amounts to a kangaroo court. This reversal of attitude is cause for some healthy skepticism.

In the process, Caldera cited cases that did not state what Caldera urged and alleged facts and conclusions that were without bases. At one point the Federal Court noted: "[t]hus, even applying

Respondent's inapt New York case law, [Caldera's] contention that the arbitrator manifestly disregarded the law fails." At another point, the Federal Court stated: "[Caldera] contends that the award must be vacated because Justice Cahn breached the AAA rules that governed the proceeding. (Resp. Mem. 13–16.) [Caldera] cites no authority for the proposition that a mere violation of the AAA Rules, by itself, provides grounds for vacatur. Further, it is not exactly clear to the Court precisely which AAA rules [Caldera] contends were broken."

The full text of the Federal Court decision as well as the March 29, 2012 arbitral award and Global Gold's recently issued mining license (stating the amount of government approved reserves) are all available on the company's website: www.globalgoldcorp.com

The official versions of the Armenian Court decisions are available through http://www.datalex.am/. English translations of those decisions are also available on the company's website: www.globalgoldcorp.com. As disclosed previously, Global Gold assumes no responsibility for the accuracy of any statements issued by Caldera related to the Marjan matter, and the official rulings speak for themselves.

Based on Caldera's false report of TSX-V approval, on June 17, 2010, Global Gold and Caldera announced they were proceeding with their March 24, 2010 joint venture agreement to explore and bring the Marjan property into commercial production. In late August 2010, Global Gold learned that Caldera had circumvented the agreement by unilaterally and illegally registering changes to the Armenian project company's charter to Global Gold's detriment. Such changes could only have been properly made with the signature of one of three authorized Global Gold officers. However, Caldera was somehow able to register changes without Global Gold's consent or knowledge. Without even advising Global Gold that it had made those changes to take control, Caldera tried to have Global Gold sign a resolution that would have authorized Caldera's illegal acts. Global Gold refused. In addition, Caldera advised that it would not be performing the mining license requirements, failed to perform, and materially breached the agreements in other ways.

On October 10, 2010, Caldera wrote to Global Gold that "any claims of illegal registrations and request for changes must be addressed to Administrative Court in Armenia." Later, Caldera intervened in the Armenian case, and repeatedly delayed adjudication for months, using questionable tactics. After trial, court examination, and a 22 page opinion, the verdict reinstated Global Gold as the sole shareholder of Marjan Mining Company. The lower court identified as officers both Caldera's President Vasilios (Bill) Mavridis and its country representative Azat Vartanian as responsible for Caldera's actions in this case. Subsequently, bank records showed three equal cash withdrawals by Vartanian timed with each of the three challenged Registry acts. Global Gold has reported to both Armenian and U.S authorities the facts giving rise to potential Foreign Corrupt Practices issues.

In a December 12, 2011 decision, the 54 page opinion concluded that the "Court of Appeals affirmed the ruling for Global Gold, as did the highest appellate court in Armenia, the Court of Cassation, in February 2012, concluding "the decision becomes effective as of the moment of its passing [February 8, 2012], and is not subject to being appealed."

Recently, Caldera has also publicly claimed that it continues to have rights to the Marjan property based on the parties' December 2009 agreement which called for the parties to enter into a mutually agreed joint venture agreement, ignoring that Global Gold fulfilled that obligation in March 2010 and that the prior agreement to agree was merged into the March 2010 agreement, called for completion of payments by Caldera by the end of 2012, and included other terms which Caldera cannot meet. Caldera's attempt to raise this lost issue in the arbitral proceedings in December 2012 was not accepted, a fact that Caldera fails to disclose, along with the findings of the March 29, 2012 arbitral decision, noted by the Federal Court, that the 2009 term sheet document was an "agreement to agree." Caldera and its officers and agents have also continued an extraordinary, defamatory campaign of harassment and filing of false claims over the internet and elsewhere against the Company and its officials which may be pursued during the damages phase of the arbitration and/or as a separate matter. Caldera raised approximately five million dollars in connection with the Marjan joint venture, but failed to pay Global Gold the money it was owed, and tax returns filed by Caldera in Armenia report less than $400,000 spent on the property.

The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province. Further information is available on the Global Gold Corporation website www.globalgoldcorp.com.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company headquartered in Rye, NY with operations in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

CONTACT: Global Gold Corporation
International Corporate Center at Rye
555 Theodore Fremd Avenue, Suite C208
Rye, New York 10580
Tel: 914-925-0020
Fax: 914-925-8860
Email: ggc@globalgoldcorp.com
www.globalgoldcorp.com